Exhibit 99.3

Consolidated Guidance

     Table presented in millions, except per share data

	Q4 - 2004	Full Year 2004
Revenues	$305-$310	$1,158-$1,163

Income before restructuring, taxes, non-cash and other items	$42-$45	$138-$141
Depreciation and amortization	18	59
Non-cash content and stock compensation	5	27
Restructuring charge (1)	—	4.5
Legal expense (2)	—	6.5
Income tax provision	2	5

Net income	$17-$20	$36-$39

Earnings per share:
Income before restructuring, taxes, non-cash and other items	$0.13	$0.42

Net income	$0.06	$0.11-$0.12

(1)	As previously disclosed, represents an incremental charge in connection with the termination of the Santa Clara, California operating lease

(2)	Legal expense reflects actual results for the nine months ended September 30, 2004; no guidance has been provided for Q4

Segment Information:

•	Business Services — expected to represent approximately 59% of consolidated revenues in Q4; with operating margins of approximately 19%

•	Practice Services — expected to represent approximately 25% of consolidated revenues in Q4; with operating margins of approximately 8%

•	Health — expected to represent approximately 13% of consolidated revenues in Q4; with operating margins of approximately 30%

•	Porex — expected to represent approximately 6% of consolidated revenues in Q4; with operating margins of approximately 25%

•	Intersegment eliminations — expected to represent approximately 3% of consolidated revenue in Q4

•	Corporate expenses should represent approximately 5% of net revenues in Q4